EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 3, 2010

FOR FURTHER INFORMATION:

Bill Hodges
Chief Financial Officer
(919) 913-1030

POZEN REPORTS SECOND QUARTER PROFIT; RESULTS REFLECT
$20 MILLION MILESTONE PAYMENT FOR VIMOVO™

Company Focused on Strategic Roadmap for Commercialization of PA Product Portfolio

Chapel Hill, N.C., August 3, 2010 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the second quarter ended June 30, 2010.

Corporate Highlights Include:

•	The U.S. Food and Drug Administration (FDA) approved VIMOVO™ (naproxen and esomeprazole magnesium) (see About VIMOVO), and POZEN transferred ownership of the U.S. regulatory filings to AstraZeneca.
•	POZEN completed enrollment for the PA32540 long-term safety study and continues to enroll patients in the two pivotal studies, targeting a New Drug Application (NDA) submission in 2012.

Financial Highlights Include:

•	POZEN received a $20.0 million milestone payment from AstraZeneca in connection with the FDA’s approval of VIMOVO, resulting in a profitable quarter.

“The FDA’s approval of VIMOVO was a very significant milestone for POZEN, and represents two drug approvals in two years.  This success clearly demonstrates both our clinical expertise and ability to execute against our strategic plan,” said John R. Plachetka, Chairman, President and Chief Executive Officer of POZEN.  “Our ongoing royalty revenue streams, combined with recent and anticipated future milestone payments, have provided us with the necessary resources to embark on this next phase of our corporate strategy, namely the development and commercialization of our PA family of products. We plan to start two Phase 3 studies for our higher dose aspirin product later this year after agreeing on our development plan with the FDA and to continue to progress our PA32540 Phase 3 program for secondary prevention of cardiovascular events in patients who are at risk for gastric ulcers.

“Liz Cermak, POZEN’s Chief Commercial Officer, joined us last September to help drive that evolution of our strategy and model and determine how best we can maximize the value of our products, particularly our PA assets. In her first year with us, Liz has already made a great impact at POZEN and is developing the strategic roadmap for POZEN’s commercialization activities, which will contain key elements that will underpin POZEN’s continuing success in the years ahead.”

Second Quarter Results

For the second quarter of 2010, POZEN reported revenue of $28.2 million, resulting from royalty on sales of Treximet® (sumatriptan / naproxen sodium) of $4.1 million, the amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca of $4.1 million, and the $20.0 million milestone payment from AstraZeneca resulting from the FDA’s approval of VIMOVO.  Revenue for the second quarter ended June 30, 2009 totaled $4.9 million, resulting from royalty on sales of Treximet of $0.9 million, $0.9 million of revenue for development work performed under POZEN’s collaboration agreement and the amortization of upfront payments of $3.1 million.

Operating expenses for the second quarter of 2010 totaled $12.1 million as compared to $9.3 million for the comparable period in 2009. The higher operating expenses in Q2 2010 were primarily due to increases in costs associated with the PA32540 development program and ongoing patent litigation expenses.

The Company reported net income of $16.2 million, or $0.53 per share on a diluted basis, for the second quarter of 2010, compared to a net loss of $(4.3) million, or $(0.14) per share on a diluted basis, for the second quarter of 2009. The improved results for 2010 include the $20.0 million milestone payment from AstraZeneca for the FDA’s approval of VIMOVO.

Six Month Results

For the six months ended June 30, 2010, POZEN reported revenue of $35.2 million compared to $13.7 million for the same period in 2009.  The increase in revenue is due to receipt of the $20.0 million milestone payment from AstraZeneca and the increase in the Treximet royalty rate to 18% starting in 2010.

Operating expenses for the six months ended June 30, 2010 were $22.0 million compared to $21.8 million in the same period in 2009.  The increase in operating expenses is primarily due to higher patent litigation costs.

The Company reported net income of $13.2 million, or $0.44 per share on a diluted basis for the six month period ended June 30, 2010, compared to a net loss of $(7.7) million, or $(0.26) per share on a diluted basis, for the same period in 2009.

Balance Sheet

The Company’s balance sheet strengthened in the second quarter as a result of the $20.0 million milestone payment. At June 30, 2010, cash, cash equivalents and short-term investments totaled $50.4 million compared to $46.7 million at December 31, 2009.  The Company has an accounts receivable balance of $4.2 million from GlaxoSmithKline and AstraZeneca at June 30, 2010.

Outlook

The Company anticipates a net loss in the range of $3 to $5 million for the full year ending December 31, 2010.  This loss assumes Treximet annual net sales will be in the range of $85 to $90 million, royalties from the launch of VIMOVO will not contribute significantly to revenues, two PA65020 Phase 3 studies will be initiated in Q4 and patent litigation expenses will be approximately $7 million for the full year.

The Company expects its cash balance at December 31, 2010 to be in the range of $35 to $37 million. The Company’s estimated full year 2010 net loss and cash assumptions exclude the potential benefit of the $25.0 million milestone payment that would become due if VIMOVO were to receive marketing approval in a  major ex-U.S. market (including pricing and reimbursement approval).

Second Quarter Results Webcast

POZEN will host a webcast to present second quarter 2010 results and management’s outlook on Tuesday, August 3, 2010 at 10:00 a.m. (ET).  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc., headquartered in Chapel Hill, NC, is a pharmaceutical company committed to transforming medicine that transforms lives.  Since its founding in 1996, POZEN has successfully created novel pharmacologic agents primarily for pain and pain-related conditions by combining existing drug therapies that result in superior patient outcomes.  Moving forward, POZEN is poised to become a model 21st century pharmaceutical company dedicated to ensuring that they produce cost-effective, evidence-based medicines; take a fresh approach to sales, marketing and medical education; and deliver high-quality, affordable pharmaceuticals to their customers.  The Company’s common stock is traded on The NASDAQ Stock Market under the symbol “POZN”.  For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

About VIMOVO

VIMOVO, co-developed by POZEN Inc. and AstraZeneca, is a fixed-dose combination of delayed-release enteric-coated naproxen, a pain-relieving non-steroidal anti-inflammatory drug (NSAID), and immediate release esomeprazole, a proton pump inhibitor (PPI).  On April 30, 2010, the Company announced that the U.S. Food and Drug Administration (FDA) approved VIMOVO delayed-release tablets for the relief of the signs and symptoms of osteoarthritis (OA), rheumatoid arthritis (RA) and ankylosing spondylitis (AS), and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.  VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to the absorption from other naproxen-containing products.  Controlled studies do not extend beyond six months.

Since FDA approval, AstraZeneca’s initial commercial efforts have been focused on building brand awareness and on developing formulary access and reimbursement, with detailing scheduled to begin late third quarter or early fourth quarter 2010.

Regulatory review continues for the Marketing Authorization Application (MAA) filed for VIMOVO in October 2009 in the European Union via the decentralized procedure.

For Full Prescribing Information see www.vimovo.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies – the PA product platform.  The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking aspirin alone.

The first candidate is PA32540.  It is a coordinated-delivery tablet combining immediate release omeprazole, a PPI, layered around pH-sensitive aspirin.  This novel, patented product is administered orally once a day and will be indicated for use for the secondary prevention of cardiovascular disease.  POZEN has completed enrollment for the long-term safety study and continues enrollment on the two pivotal studies, targeting an NDA filing in 2012.

POZEN is also planning to start Phase 3 studies in a higher dose aspirin product, PA65020, in Q4 2010, after reaching agreement with the FDA on the required development plan.  Additionally, POZEN is conducting exploratory work on integrated aspirin therapies for other pain and pain related conditions.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2010. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Licensing revenue	$28,209,738	$4,034,689	$35,067,039	$8,138,309
Development revenue	25,112	881,290	93,190	5,536,053
Total revenue	28,234,850	4,915,979	35,160,229	13,674,362
Operating expenses:
General and administrative	5,677,221	4,783,168	10,881,852	9,211,160
Research and development	6,386,461	4,559,256	11,106,730	12,584,613
Total operating expenses	12,063,682	9,342,424	21,988,582	21,795,773
Other Income:
Interest and other income, net	29,375	156,025	62,270	387,732
Net income (loss) attributable to common stockholders	$16,200,543	$(4,270,420)	$13,233,917	$(7,733,679)

Basic net income (loss) per common share	$0.54	$(0.14)	$0.44	$(0.26)

Shares used in computing basic net income (loss) per common share	29,883,067	29,815,228	29,858,310	29,802,015

Diluted net income (loss) per common share	$0.53	$(0.14)	$0.44	$(0.26)

Shares used in computing diluted net income (loss) per common share	30,394,525	29,815,228	30,228,995	29,802,015

POZEN Inc.
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$29,328,561	$23,278,353
Short-term investments	21,040,561	23,432,100
Accounts receivable	4,197,502	1,146,072
Prepaid expenses and other current assets	1,195,665	1,259,255
Total current assets	55,762,289	49,115,780
Equipment, net of accumulated depreciation	63,177	43,830
Total assets	$55,825,466	$49,159,610

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,940,198	$2,412,335
Accrued compensation	1,180,009	2,287,200
Accrued expenses	3,536,007	3,501,262
Deferred revenue	-	7,201,080
Total current liabilities	6,656,214	15,401,877

Long-term liabilities:
Deferred revenue	-	-
Total liabilities	6,656,214	15,401,877

Total stockholders’ equity	49,169,252	33,757,733
Total liabilities and stockholders’ equity	$55,825,466	$49,159,610

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